charset=windows-1252"> OLD NATIONAL BANCORP

OLD NATIONAL BANCORP

NYSE Symbol: ONB
www.oldnational.com

NEWS RELEASE
September 9, 2005

Old National Bancorp Announces Sale of Investment Consulting Firm

Contacts:
Financial Community: Lynell J. Walton - (812) 464-1366 Vice President - Investor Relations	Media: Kathy Schoettlin - (812) 465-7269 Asst. Vice President - Public Relations

Old National Bancorp (NYSE: ONB) announced today that on September 2, 2005, it entered into a definitive agreement to sell Fund Evaluation Group, LLC (FEG) to the FEG management team. Subject to regulatory approval and customary closing conditions, the transaction is anticipated to close at the end of third quarter of 2005.

An Old National affiliate since 2002, FEG is a Cincinnati, Ohio based investment-consulting firm, which specializes in portfolio construction, investment manager research and performance reporting. The transaction is expected to result in an after-tax impairment charge of approximately $5.0 million to $6.0 million that will be included in discontinued operations. Additional terms of the transaction are not being disclosed.

"Our desire to become a high-performing community bank continues to drive our strategic decisions, noted Bob Jones, Old National Bancorp President and CEO. "Although FEG is a quality organization, we have no current desire to expand our banking franchise into the Cincinnati area. We will continue to focus our energy and allocate additional capital into the communities within our current footprint of Indiana, Illinois and Kentucky. We believe that following this sharpened strategic focus will provide the best long-term return to our shareholders."

"As an objective investment consulting firm, FEG is best owned by its employees," said Scott Harsh, President and CEO of FEG. "We are delighted to have the opportunity to reacquire the firm."

With $8.7 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information, please visit the company's website at www.oldnational.com.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," "anticipates," and "should," which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The transaction is subject to satisfaction of customary closing conditions. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Old National Bancorp's filings with the Securities and Exchange Commission. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.